Exhibit 99.1

Contact:  Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces fourth Quarter Earnings of $0.18 per share

BRISBANE, CALIF. – August 21, 2008 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter ended July 5, 2008.

Net sales for the fourth quarter ended July 5, 2008 were $171.5 million, up 5.4% from $162.7 million reported for the fourth quarter ended July 7, 2007. Same store sales for the quarter ended July 5, 2008 decreased 5.6% compared to a decrease of 5.7% for the fourth quarter in the prior year.

Gross margin as a percentage of net sales decreased to 45.8% in the fourth quarter of fiscal 2008, compared to 48.1% in the fourth quarter of fiscal 2007.  The decrease in gross margin as a percentage of net sales from the prior year of 2.3% was primarily due to an increase in inventory reserves, outbound freight expense and unfavorable occupancy leverage, partially offset by higher merchandise margin.

SG&A expenses for the fourth quarter of fiscal 2008 were $58.1 million, or 33.9% of net sales, compared to $53.2 million, or 32.7% of net sales for the same period of the prior year.  The increase in SG&A expenses as a percent of sales is primarily due to deleveraging of fixed store expenses.

Operating income for the fourth quarter of fiscal 2008 was $20.4 million or 11.9% of net sales, compared to $25.1 million or 15.4% of net sales for the same period of the prior year.

The effective tax rate for the fourth quarter of fiscal 2008 increased to 33.0% from 30.2% in the fourth quarter of fiscal 2007, primarily due to a year end adjustment to our effective tax rate made in the fourth quarter of fiscal 2007.

Net income for the fourth quarter was $16.0 million compared to $19.7 million for the same period in the prior year.  Diluted earnings per share for the fourth quarter were $0.18 compared to $0.21 per share in the prior year.

Net sales for the year-to-date period ended July 5, 2008 were $687.6 million, up 2.5% from $670.9 million for the year-to-date period ended July 7, 2007.  Fiscal 2007 includes an additional week of sales due to the 53rd week in fiscal 2007. Same store sales for the year-to-date period ended July 5, 2008 decreased 7.6% compared to an increase of 2.9% in the prior year.  Due to the 53rd week in fiscal 2007, same store sales exclude the additional week from fiscal January 2007.

Net income for the year-to-date period ended July 5, 2008 was $63.1 million compared to $77.3 million in the prior year.  Diluted earnings per share for the year-to-date period ended July 5, 2008 was $0.69 compared to $0.81 per share in the prior year.

As of July 5, 2008, we had cash and investments totaling approximately $359 million of which approximately $236 million were invested in auction rate securities (“ARS”). Due to the recent failures of these auctions we recorded an impairment charge of approximately $7.8 million as of July 5, 2008.  During the quarter, approximately $30 million of our auction rate securities were called or sold in successful auctions.  Because our auction rate securities are comprised of federally insured student loan backed securities and insured municipal authority bonds we believe the impairment to be temporary and therefore the impairment charge has been recorded in other comprehensive income, a component of shareholders’ equity as opposed to the income statement.

During the fourth quarter ended July 5, 2008, the Company opened fourteen stores, including six bebe stores and one BEBE SPORT store, seven 2b bebe outlet stores and closed one bebe store. In addition, we expanded four existing bebe stores resulting in total square footage growth of 6%.

For the year-to-date period the Company’s capital expenditures were approximately $41.8 million and depreciation expense was approximately $22.7 million.

For the first quarter of fiscal 2009, the Company anticipates comparable store sales will be in the negative high single digit range and earnings per share will be in the range of $0.12 to $0.16 per share based on 90 million diluted weighted average shares outstanding versus $0.16 per share based on 94 million diluted weighted average shares outstanding in the first quarter of fiscal 2008. The Company is currently anticipating an effective tax rate of 35.0% for the first quarter of fiscal 2009.

For the first quarter of fiscal 2009, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the first quarter of fiscal 2008 in the high single digit range.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss fourth quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, BEBE SPORT, bbsp, 2 b bebe and bebe O brand names. bebe currently operates 306 stores, of which 214 are bebe stores, 27 are bebe outlet stores, 64 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	July 5,	July 7,
	2008	2007
Assets

Cash and equivalents	$123,344	$65,603
Inventories, net	42,827	44,064
Property and equipment, net	133,126	116,595
Marketable securities	235,751	327,100
Total assets	$598,879	$607,028

Liabilities and Shareholders’ Equity

Total current liabilities	$62,248	$62,257
Total liabilities	111,384	102,438
Total shareholders’ equity	487,495	504,590
Total liabilities and shareholders’ equity	$598,879	$607,028

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended
	July 5,		July 7,		July 5,		July 7,
	2008	%	2007	%	2008	%	2007	%

Net sales	$171,482	100.0%	$162,698	100.0%	$687,622	100.0%	$670,912	100.0%
Cost of sales, including production and occupancy	92,928	54.2	84,363	51.9	372,209	54.1	349,095	52.0

Gross margin	78,554	45.8	78,335	48.1	315,413	45.9	321,817	48.0
Selling, general and administrative expenses	58,107	33.9	53,194	32.7	236,044	34.3	216,560	32.3

Operating income	20,447	11.9	25,141	15.4	79,369	11.6	105,257	15.7
Interest and other income, net	3,418	2.0	3,021	1.9	16,396	2.4	13,120	2.0

Income before income taxes	23,865	13.9	28,162	17.3	95,765	14.0	118,377	17.7
Income tax provision	7,880	4.6	8,506	5.2	32,685	4.8	41,099	6.1

Net earnings	$15,985	9.3%	$19,656	12.1%	$63,080	9.2%	$77,278	11.6%

Basic earnings per share	$0.18		$0.21		$0.70		$0.83
Diluted earnings per share	$0.18		$0.21		$0.69		$0.81

Basic weighted average shares outstanding	88,901		93,338		89,783		92,810
Diluted weighted average shares outstanding	90,071		95,117		91,089		94,973

Number of stores open at beginning of period	290		259		273		242
Number of stores opened during period	14		14		35		36
Number of stores closed during period	1		0		5		5
Number of stores open at end of period	303		273		303		273

Number of stores expanded/relocated during period(*)	4		3		7		10

Total square footage at end of period (000’s)	1,127		992		1,127		992

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.

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